EXHIBIT 99(d)
                      PART II.  OTHER INFORMATION

ITEM 1.   LEGAL PROCEEDINGS.

               For a description of legal proceedings affecting the Company and its subsidiaries, including HL&P, reference is made to the information set forth in Item 1 of Part II of the Combined Form 10-Q for the quarter ended March 31, 1994, and
          Item 3 of the 1993 Combined Form 10-K and Notes 9, 10 and 11 to the Company's Consolidated and HL&P's Financial Statements in Item 8 of the 1993 Combined Form 10-K, as updated by the description of developments in regulatory and litigation matters contained in Notes 8, 9 and 10 of the Notes to the Company's Consolidated and HL&P's Financial Statements included in Part I of this Form 10- Q, all of which are incorporated herein by reference.

               In April 1994, the state district judge of the 268th Judicial District Court, Fort Bend County, Texas, dismissed for lack of subject matter jurisdiction a suit (PACE AND SCOTT v. HL&P) in which it was alleged that HL&P was charging illegal rates. The claim was based on the argument that the Utility Commission had failed to allocate to ratepayers the alleged tax benefits accruing to the Company and HL&P by virtue of the fact that HL&P's federal income taxes are paid as part of a consolidated group. The time within which an appeal of the District Court's dismissal could be perfected has now expired. However, one of the two plaintiffs filed a second lawsuit (PACE, INDIVIDUALLY AND AS A REPRESENTATIVE FOR ALL OTHERS SIMILARLY SITUATED v. HL&P) alleging substantially the same causes of action in the 56th Judicial District Court of Galveston County, Texas in June 1994. Management believes that the suit is without merit.